CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us relating to AMG Pantheon Fund, LLC and AMG Pantheon Master Fund, LLC in this Registration Statement on Form N-2 under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” with regards to the most recent audited financial statements for the year ended March 31, 2019.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 11, 2020